Exhibit 99.1

NEWS RELEASE
Contact:	Martin E. Plourd, President & CEO
805.692.4382
www.communitywestbank.com

Dana L. Boutain and Tom L. Dobyns Appointed to Community West Bancshares
Board of Directors

GOLETA, Calif., June 28, 2017 (GLOBE NEWSWIRE) -- Community West Bancshares (NASDAQ:CWBC), the parent company (the Company) of Community West Bank (the Bank), today announced that Dana L. Boutain and Tom L. Dobyns have been appointed to its Board of Directors and to the Board of Directors of Community West Bank, the Company's wholly owned subsidiary.

“We are very pleased to have Dana and Tom join our Board of Directors,” said William Peeples, Chairman of the Board.  “Each of them brings a wealth of experience and financial expertise which will be extremely valuable as Community West Bank continues to grow throughout Ventura, Santa Barbara and San Luis Obispo counties.”

Ms. Boutain is a Managing Director in the Oxnard office of CBIZ, an accountancy, financial services and insurance services firm.  During her tenure of more than 27 years with CBIZ, she has specialized in tax planning and consulting, transaction structuring and financial statement compilations and reviews for businesses in the construction, manufacturing and real estate industries.  Ms. Boutain is a Certified Public Accountant and a member of the American Institute of Certified Public Accountant and California Society of Certified Public Accountants.

Mr. Dobyns has more than 42 years of bank management experience, including most recently as Chief Executive Officer of Mission Community Bank and President and Chief Executive Officer of American Security Bank.  He also founded Enthusiology, a managerial and leadership consulting firm specializing in strategic planning, executive coaching and energizing the sales process for banks, credit unions and nonprofit organizations.  Mr. Dobyns has significant ties in the communities of the Central Coast, including serving President of the Board of Directors for Court Appointed Special Advocates of San Luis Obispo County.

Company Overview
Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties.  Community West Bank has seven full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura, Westlake Village, San Luis Obispo and Oxnard and a loan production office in Paso Robles. The principal business activities of the Company are Relationship business banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades
In April 2017, Community West was awarded a “Super Premier” rating by The Findley Reports, the highest ranking for a community bank.  For 50 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States.  In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans.

In September 2016, Community West was named to Sandler O’Neill and Partners Bank and Thrift Sm-All Stars – Class of 2016.  This award recognized Community West as one of the top 27 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

Safe Harbor Disclosure
This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Transmitted on Globe Newswire on June 28, 2017 at 6:00 a.m. PDT.